UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2014

Breeze-Eastern Corporation

(Exact Name of Small Business Issuer as Specified in Its Charter)

Delaware	001-07872	95-4062211
(State or Other Jurisdiction of Incorporation of Organization)	(Commission File Number)	(IRS Employer Identification Number)

35 Melanie Lane Whippany, New Jersey	07981
(Address of Principal Executive Offices)	(Zip Code)

(973) 602-1001

Registrant’s telephone number, including area code:

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

Breeze-Eastern Corporation (the “Company”) announces the appointment of Serge Dupuis as Chief Financial Officer and Treasurer of the Company, effective June 16, 2014. Mr. Dupuis will be replacing Mark D. Mishler, the Company’s prior Chief Financial Officer and Treasurer.

Mr. Dupuis, age 53, most recently served as Vice President of Finance for AAR Airlift Group, a provider of expeditionary airlift, specialized aircraft modifications, and other products and services for government and defense customers, from 2012 to June 2014. Prior to joining AAR Airlift Group, Mr. Dupuis was Chief Financial Officer for Cari-All Group / Technibilt Ltd., a manufacturer of shopping carts, shelving and backroom equipment, from 2009 to 2012. Prior to joining Cari-All Group / Technibilt Ltd., Mr. Dupuis served as Vice President of Finance for Precor Incorporated, a manufacturer of fitness equipment for the commercial and consumer markets, from 2003 to 2009. There are no arrangements or understandings between Mr. Dupuis and any other persons pursuant to which he was selected as an officer of the Company, and Mr. Dupuis does not have any family relationship with any of the Company’s directors or executive officers. Mr. Dupuis also has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

In connection with Mr. Dupuis’ appointment, on June 16, 2014, the Company and Mr. Dupuis entered into an employment offer letter (the “Offer Letter”), which provides that as Chief Financial Officer and Treasurer, Mr. Dupuis will receive a one-time sign on bonus of $75,000, an annual base salary of $275,000, and an annual target bonus opportunity of up to 50% of his base salary pursuant to the Company’s incentive compensation plan. In addition, the Offer Letter provides that Mr. Dupuis will receive an award of stock options to purchase 200,000 shares of the Company’s common stock pursuant to the 2012 Incentive Compensation Plan. An option to purchase 25,000 shares will be immediately exercisable, and the option to purchase the remaining 175,000 shares will vest in installments of 25,000 shares based upon whether the average closing price of our common stock over a thirty-day period exceeds certain pre-determined thresholds within certain timeframes over a minimum period of thirty-seven months, with no more than 50,000 shares vesting per year.

If Mr. Dupuis’ employment is terminated by the Company without cause at any time after the first ninety days of employment, he will be entitled to receive severance pay equal to six month’s base salary, exclusive of bonuses, and the continuation of employee benefits for the same period. In the event of a change in control and termination or resignation for good reason in connection therewith within twenty-four months of the change in control, Mr. Dupuis will be entitled to receive a cash payment equal to one years’ base salary and the average of any bonuses for the prior two years.

The above summary description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Mr. Mishler’s employment relationship with the Company was terminated without cause on June 11, 2014. As set forth in his Employment Agreement with the Company, previously filed on January 7, 2010 as Exhibit 10.38 to the Company’s current report on Form 8-K, Mr. Mishler will receive severance benefits consisting of six months base salary, less applicable tax withholdings, and continuation of his health care coverage for six months.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this Current Report on Form 8-K:

No.	Description

10.1	Offer Letter by and between the Registrant and Serge Dupuis dated June 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREEZE-EASTERN CORPORATION

Dated: June 17, 2014	/s/ James D. Cashel
James D. Cashel
General Counsel and Corporate Secretary